Exhibit 99.2

Crescent Energy to Acquire Additional Interests in its Operated Western Eagle Ford Position

Attractive Valuation and Increasing Eagle Ford Scale

Consistent with Returns-Driven Growth Strategy

September 6, 2023

HOUSTON – (BUSINESS WIRE) – Crescent Energy Company (NYSE: CRGY) today announced that it has entered into a definitive purchase agreement to acquire incremental working interest in its operated Western Eagle Ford assets for total consideration of $250 million in cash, subject to customary purchase price adjustments. The acquisition follows the recent $600 million acquisition of operatorship of the Western Eagle Ford position that closed in July 2023. Additional details have been posted on Crescent’s website at ir.crescentenergyco.com.

HIGHLIGHTS

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Attractive purchase price and immediately accretive to key financial metrics – The transaction is expected to be immediately accretive to operating cash flow, free cash flow and net asset value. Crescent is acquiring more than $300 million of proved developed PV-10 value(1)

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Further enhances Eagle Ford scale and operational control – Combined with the acquisition of operatorship of this asset in July, Crescent will have increased its legacy ~15% non-operated interest to a ~63% operated working interest in the acquired assets and will operate approximately 90% of its broader Eagle Ford position. Crescent expects meaningful improvements in capital efficiencies, operating performance and basin-wide synergies from its increased scale and operatorship

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Low decline production with substantial cash flow and reserves – Acquisition grows Crescent’s large base of stable cash flow with current production of approximately 12 Mboe/d as of June 2023 (~70% liquids) and an estimated next 12-month decline rate of 13%(2)

•	Proven inventory with significant resource upside – Incremental exposure to high-value operated Eagle Ford inventory with substantial potential upside from the Austin Chalk and Upper Eagle Ford

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Maintains strong balance sheet and Investment Grade credit metrics – Crescent’s leverage ratio is expected to remain relatively unchanged, and we expect our net debt to trailing twelve month Adjusted EBITDAX ratio to be below our publicly stated maximum leverage target of 1.5x(3)

Crescent CEO David Rockecharlie said, “We are pleased to further scale our high-quality Western Eagle Ford position following the recent acquisition of operatorship of this asset earlier in the quarter. This transaction is consistent with our strategy to grow opportunistically through accretive acquisitions, adding low decline cash flow and high quality inventory at attractive valuations while maintaining financial strength. With increased scale and operational control, we believe there are significant opportunities to realize meaningful synergies across our broader Eagle Ford footprint.”

Updated 2023 Outlook

For the fourth quarter of 2023, the Company estimates the acquisition will increase net production by 12 MBoe/d and capital investments by approximately $5 million. As a result of these increases, the Company has made certain updates to its full-year 2023 outlook, as set forth in the table below:

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	August 2023 Guidance	Updated FY 2023
Total Production (Mboe/d)	143 – 148	146 – 151

Capital Expenditures (Excl. Acquisitions) ($MM)	$575 - $625	$580 - $630

Note: All amounts are approximations based on currently available information and estimates and are subject to change based on events and circumstances after the date hereof. Please see “Cautionary Statement Regarding Forward-Looking Information.”

Additional Transaction Details

The assets are within Crescent’s existing operated footprint and are primarily located in Dimmit and Webb Counties, Texas. The transaction is expected to close in September 2023, subject to customary closing conditions, with an effective date of June 1, 2023. In conjunction with the signing of the transaction, the Company entered into additional hedges in-line with its risk-management strategy.

(1)

PD PV-10 estimate presented for a June 1, 2023 effective date at NYMEX pricing as of 8/31/23; such estimate utilizes the assumptions included in our third party reserve reports as of December 31, 2022, including with respect to development plans, type curves and well spacing, other than adjustments to reflect production data from such assets between December 31, 2022 and June 1, 2023 and certain operations related adjustments including COPAS OH recoveries and downtime.

(2)	Decline rate based on reserve report forecast.
(3)	Crescent defines leverage as the ratio of consolidated net debt to consolidated Adjusted EBITDAX (non-GAAP).

About Crescent Energy

Crescent is a growth-oriented U.S. independent energy company engaged in the acquisition, development and operation of oil and natural gas properties. Crescent’s portfolio of low-decline, cash-flow oriented assets comprises both mid-cycle unconventional and conventional assets with a long reserve life and deep inventory of low-risk, high-return development locations in the Eagle Ford and Uinta Basins. Crescent’s leadership is an experienced team of investment, financial and industry professionals that combines proven investment and operating expertise. For more than a decade, Crescent and its predecessors have executed on a consistent growth through acquisition strategy focused on cash flow, risk management and returns. For additional information, please visit www.crescentenergyco.com.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, including with respect to the proposed transaction. The words and phrases “should”, “could”, “may”, “will”, “believe”, “think”, “plan”, “intend”, “expect”, “potential”, “possible”, “anticipate”, “estimate”, “forecast”, “view”, “efforts”, “target”, “goal” and similar expressions identify forward-looking statements and express the Company’s expectations about future events. All statements, other than statements of historical facts, included in this communication that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control. Such risks and uncertainties include, but are not limited to, the ability of the parties to consummate the transaction in a timely manner or at all; satisfaction of the conditions precedent to consummation of the transaction, including the ability to secure required consents and regulatory approvals in a timely manner or at all; the possibility of litigation (including related to the transaction itself), weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the impact of pandemics such as COVID-19, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil producing countries, the timing and success of business development efforts, and other uncertainties. Consequently, actual future results could differ materially from expectations. The Company assumes no duty to update or revise its forward-looking statements based on new information, future events or otherwise.

Non-GAAP Measures

Crescent defines Adjusted EBITDAX as net income (loss) before interest expense, realized (gain) loss on interest rate derivatives, income tax expense (benefit), depreciation, depletion and amortization, exploration expense, non-cash gain (loss) on derivatives, impairment of oil and natural gas properties, non-cash equity-based compensation, write-offs of other long-term assets, (gain) loss on sale of assets, other (income) expense, transaction and nonrecurring expenses and early settlement of derivative contracts. Additionally, we further subtract certain redeemable noncontrolling interest distributions made by Crescent Energy OpCo LLC, our wholly owned subsidiary, related to compensation to compensation to KKR Energy Assets Manager LLC, our external manager, and settlement of acquired derivative contracts.

Present value (discounted at PV-10) is not a financial measure calculated in accordance with GAAP because it does not include the effects of income taxes on future net revenues. PV-10 does not represent an estimate of the fair market value of Crescent’s oil and natural gas properties. Crescent believes that the presentation of PV-10 is relevant and useful to its investors because it presents future net cash flows attributable to its reserves prior to taking into account future income taxes and its current tax structure. Crescent and others in its industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities. Investors should be cautioned that PV-10 does not represent an estimate of the fair market value of Crescent’s or the asset’s proved reserves.

Due to the forward-looking nature of the non-GAAP measure presented in this release, no reconciliation of the non-GAAP measure to its most directly comparable GAAP measure (Standardized Measure) is available at this time without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various reconciling items that would impact the most directly comparable forward-looking GAAP financial measure, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. Accordingly, such reconciliation is excluded from this release. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Company Contact

For additional information, please reach out to IR@crescentenergyco.com.

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